Exhibit 10.1

                          INVESTMENT BANKING AGREEMENT

      AGREEMENT, made this 15th day of August, 2002 by and between GlobeTel Communications Corp., having its principal place of business at 444 Brickell Avenue, Suite 522, Miami, FL. 33131 hereinafter the "Company" and Charles Morgan Securities Inc. having its principal place of business at 3978 Williams Street, Suite 3B, Seaford, NY 11783, hereinafter the ("Consultant").

      WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company's business affairs, and the Consultant desires to undertake to provide such services as hereinafter fully set forth below:

                                   WITNESSETH

      NOW, THEREFORE, the parties agree as follows;

      1. Term: The term will be twelve (12) months from the date set forth above, The Agreement will be automatically renewed for twelve (12) month-terms("Renewal Term"), unless written notice is provided to the Consultant by the Company not less than thirty (30) days prior to the expiration of the Term of this Agreement and any subsequent renewal terms.

      2. Termination: Either party may terminate this Agreement at any time upon five (5) days written notice to the other party without cause, however, should the Company terminate this Agreement with cause, including but not limited to the Consultant's failure to meet certain expectations in a timely manner as set forth in Section 3 below, the Consultant will only be entitled to the Compensation as set forth in Section 4 below on a pro-rata basis up to the time of termination. The company may terminate this Agreement due to the Consultant being investigated for wrong doing in any way by the SEC, NASD or any other law enforcement or regulatory agency, if the investigation finds the consultant has-been found guilty of the acts that are charged, then all compensation set forth in this Agreement will be forfeited and any funds advanced to the Consultant will be immediately returned.

      3. Services: The Company hereby engages Consultant to render the services hereinafter described below during the Term of the Agreement on a non-exclusive basis in a timely fashion. It is understood and agreed that both parties are free to either seek or render the same or similar Services from or to any other entity (ies).

      (a) The Consultant will arrange for funding in accordance with the Company's business plan in a timely fashion under terms and conditions mutually agreed by the parties.
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      (b) The Consultant will provide the Company with a schedule of activities for the Services set forth herein for each quarter of the Company's activities thirty (30) days prior to each quarter fully setting for the activities of the Consultant to fulfill the needs of the Company and provided the Services as set forth herein. The Company at its sole discretion will approve, modify, or cancel any of the activities in accordance with this Agreement.

      (c) The Consultant will provide advice concerning on-going strategic corporate planning and long-term investment policies, including any revision of the Company's business plan.

      (d) The Consultant will provide written advice with regards to potential mergers and acquisitions, whether the Company will be the acquiring party or the target of acquisition.

      (e) The Consultant will provide advice regarding sales of securities in private transactions.

      (f) The Consultant will provide introduction to Exchanges' and registered Associations' market participants.

      (g) The Consultant will provide introductions to Financial Institutions and Money Manager.

      (h) The Consultant will provide placement of stock by insiders pursuant to Rule 144 or otherwise.

      (i) The Consultant will provide redistribution of shareholdings of the company's common stock.

      (j) The Consultant will provide written analytical coverage on the Company in the form of a research report for each quarter under this Agreement and the report will be submitted to the Company for review and approval for its accuracy thirty (30) days after each quarter. In preparing each report, the Consultant will conduct its own independent research and will not base any report solely upon information furnished to the Consultant by the Company, provided that the Company shall make available its key executives to Consultant to provide information requested by Consultant and to verify the accuracy of facts contained in the report. Should the Company reject such report due to inaccurate information, the Consultant will use its best efforts to provide the report in a corrected and acceptable format.

      (k) The Consultant will conclude a Private Placement Offering for at least $250,000 under terms and conditions acceptable to the company by August 21, 2002 or at Company's option this Agreement may be cancelled. For this placement, the Consultant will receive 12.5 million shares of 144 stock upon delivery of funds according to the terms listed above.

      (1) The Consultant will conclude additional Private Placement Offerings for at least $500,000 under terms and conditions acceptable to the Company by November 30, 2002 or at the Company's option this Agreement may be cancelled, For this placement, the Consultant will receive 12.5 million shares of 144 stock upon the delivery of funds according to the terms listed above.

      4. Responsibilities of the Company: The Company shall provide the Consultant with all reasonable financial and business information about the Company as requested by the Consultant in a timely manner. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with the Consultant and/or third parties provided the Consultant has


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

given the Company reasonable prior notice and the Company has accepted such request of the Consultant.

      5. Compensation: For the services described above and any other corporate financial advisory services, due diligence business development, strategic planning and other consulting work to be accomplished not related to any public financing, and other services including without limitation those provided for in paragraph 2 above, will be provided to the Company from time to time over the course of our engagement in a timely fashion, The parties mutually agree that the Consultant will be entitled to compensation and other consideration during the Term of Agreement as provided in subparagraphs (a), and (b) below provided that the Agreement has not been terminated as set forth above and the requirements set forth in Section 3 (b) above which will entitle the Consultant to the Compensation set forth in subparagraph (b) below, have been met in a timely fashion. It is understood and agreed that (i) in the event of any termination of this agreement by either party, none of the compensation provided below that is due for payment on any date following the date of termination shall be payable, and (ii) no compensation shall be payable to Consultant beyond the amounts provided below except as both parties expressly agree to payment of additional compensation.

      (a) The Company will pay a monthly fee of $5,000 and shall continue for six months and be payable on the tenth day of every month thereafter. After the first six months, the fee shall be $10,000 a month until the term of the contract. The company will also pay an engagement fee of $30,000(thirty thousand) upon the first initial funding on the 2lst of August 2002. The monthly fee is payable in cash or common stock at the company's election. If paid with common stock of the Company then it is agreed that the company will pay with stock having a value of 125% of the cash payment alternative, based on the closing bid price of the common stock of the company on the due date of the payment.

      (b) The Company will also pay a fee of 1,400,000 shares of the common stock of the Company for services provided in paragraph 2 (a-l ) on or before October 1, 2002, 1,300,000 shares on or before December 15, 2002 and a final payment of 1,300,000 on or before February 15, 2003 for a total payment of 4,000,000 shares.

      6. Expenses. Provided their incurrence has been approved by the Company in advance in each instance. The Company shall reimburse the Consultant for actual out-of pocket expenses including, but not limited to, facsimile, postage, printing, photocopying, and entertainment, incurred by the Consultant without the prior consent of the Company and in connection with the performance by the Consultant of its duties hereunder, the Company shall also reimburse the Consultant for the costs of all travel and related expenses incurred by the Consultant in connection with the performance of its services hereunder, provided that all such costs and expenses have been authorized, in advance, by the Company. Expenses shall be due and payable when billed and after they have been incurred.

      7. Indemnification: The Parties agree to save, defend and indemnify and hold eacb other harmless from any kind of liabilities, of every kind, nature and description, fixed or contingent (including, without limitations, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of this transaction by any reason of any breach or failure of observance or performance or untrue or incorrect statement of any term, commitment, representation, warranty, covenant or agreement made by the respective Parties hereunder; or by any reason of negligence by a party regarding or in accordance with any duty, document, obligation, responsibility, or other performance of service arising out of this transaction. A party entitled to indemnification hereunder (an "Indemnified Party") agrees to notify each party required to indemnify hereunder (an "Indemnifying Party") with reasonable promptness of any claim asserted against it in


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

respect to which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof, An Indemnifying Party shall have the right to defend any such claim at its or his won expense and with the counsel of its or his choice; provided, however, that such counsel shall be approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed and provided further, that the Indemnified party may participate in such defense, if it so chooses , with its own counsel and at its own expense.

      8. Complete Agreement: This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

      9. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute but one Agreement.

      10. Arbitration: The parties hereby agree to submit any controversy or claim arising out of or relating to this Agreement to final and binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and further agree that immediately after the filing of a claim as provided herein they shall in good faith attempt mediation in accordance with the AAA Commercial Mediation Rules; provided, however that the proposed mediation shall not interfere with or in any way impede the progress of the arbitration. The parties also agree that (i) the AAA Optional Rules for Emergency Measures of Protection shall apply to any proceedings initiated hereunder, (ii) the arbitration shall be authorized and empowered to grant any remedy or relief which the arbitrator deems just and equitable in nature, including but not limited to, specific performance, injunctions declaratory judgment and other forms of provisional relief in addition to a monetary award: (iii) the arbitrator may make other decisions including interim, interlocutory or partial findings, orders and awards to the full extent provided in Rule 45 of the commercial Arbitration Rules; and (iv) the arbitrator shall be empowered and authorized to award attorneys' fees to the prevailing party in accordance with Rule 45

      11. Survival: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement which shall survive such termination in accordance with their terms.

      12. Disclosure: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant unless required by any court, government, or regulatory agency. All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information, and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided, however, that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company


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

      13. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof or the actual domiciles of the parties. Any arbitration or mediation inherited by the parties as provided herein shall be filed and maintained exclusively with the American Arbitration Association's offices located in New York City and the parties further agree that the provisions of paragraph 9, above, may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney's fees, to be paid by the party against whom enforcement is ordered.

      14. Compensation Notification: The Company agrees not to issue any class of stock, option or warrant without prior written notification to the Consultant.

      15. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not effect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      16. Choice of Venue: This Agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the state of New York, without reference to the principles of conflicts of law, Any and all conflicts or legal proceedings are agreed to be filed in the courts of the state of New York, sitting in New York County only, and in no other governing jurisdiction.

      17. Miscellaneous:

      (a) Neither the Consultant nor its affiliates, or their respective officers directors, employees, agents or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Consultant with the respect to the services provided by it pursuant or otherwise relating to or arising out of this Agreement.

      (b) All final decisions with respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and Consultant shall not have any right or authority to bind the Company to any obligation or commitment.


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

      Agreed and Accepted on August 15, 2002 by and between:

      GlobeTel Communications Corp.

      By:_____________________

         Mitchell A. Siegel

         COO


      CHARLES MORGAN SECURITIES Inc.

      By:_____________________

      Paul E. Taboada

      Chairman/CEO


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

                       GlobeTel $500,000 Convertible Note

      1 Note convertible into the common stock of GlobeTel ("GTEL"), sixty days after an effective registration, at a 25% discount to the closing bid price of the market the day of conversion with a $.20 ceiling.

      2 12 month note with a 12% coupon, interest payments are $15,000 on a quarterly basis

      3 Any thirty (30) day period, after the sixty day hold period, the holder may convert up to a maximum $150,000 of the note, unless the note is in month 12, where the holder has the option to convert the balance of the note. There is no minimum conversion for the note at any time. The Maker of the note reserves the right to change the Maximum convertible allowance at any time.

      4 CMS Inc. will arrange for the delivery of the first tranche of money $125,000 no later than September 30, 2002. The second tranche of $125,000 will be delivered no later than Thursday, October 10, 2002. The balance of $250,000 will be delivered into escrow one (1) day prior to the filing of the registration statement and released to the company one (1) day after hung.

      5 CMS Inc. will receive a fee equal to ten percent of the gross proceeds delivered to the company,($50,000)Payable from time to time prorated on the breaks of escrow.

      6 Maker can pre-pay the note from time to time as long as the holders of the notes are given the opportunity to convert the contemplated prepayment prior to the payment.

      7 Issuer will put 60,000,000 shares of restricted common stock in escrow upon funding. These shares will be released from time to time as conversion occurs.


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

      8 Issuer will file a SB-2 registration on or before November 15th, 2002 for the sixty million shares held in escrow. If the issuer fails to file a registration statement by November 15, 2002 then the issuer will pay a penalty of 2,000,000 shares of common stock to the holder(s) of the note. There will be an additional penalty of 2,000,000 shares for every thirty day period that the issuer fails to tile a reg. statement after November 15, 2002.

      9 For all shares not exhausted by the note conversion, CMS Inc. will receive 10% of the remaining shares. The remaining company shares may be used for (a) collateral for an equity line of credit to the company or it's designees, (b) sold or privately placed, or (c) returned to tile company. In this event CMS Inc. will be entitled to normal and customary brokerage commissions and service fees.

      10 Accepted this 27th day of September by GlobeTel Communications Corp.,

                                     Mitchell A. Siegel, Chief Operating Officer


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